EXHIBIT 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into this 10th day of October, 2011 by and between Far East Energy Corporation, a Nevada corporation (the “Company”), and Michael R. McElwrath (“Executive”).

WHEREAS, Executive presently serves as a Director and the Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated as of October 13, 2003 and subsequently amended (the “Prior Agreement”) setting forth the terms of Executive’s employment, including the grant of options to purchase shares of Common Stock of the Company; and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement as hereinafter provided; and

WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to perform services for the Company for such period, upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Term.  The term of employment under this Agreement commenced and has been effective since October 13, 2003, and shall terminate on October 13, 2014, unless sooner terminated in accordance with the terms hereof (the “Term”).  In addition, upon mutual agreement of the Company and Executive, this Agreement may be extended on the same terms and conditions for such period as the parties may agree.

2.           Employment; Duties. During the Term, Executive shall be employed by the Company, and Executive shall serve, as the Company’s Chief Executive Officer (“CEO”) and shall report directly and solely to the Company’s Board of Directors (the “Board”).  As Chief Executive Officer, Executive will, subject to the supervision and direction of the Board, be responsible for (a) developing and implementing goals, operating plans, policies and objectives for the Company; (b) establishing the organizational structure for the Company and delegating authority to subordinates as necessary; (c) representing the Company to the financial community, customers, government agencies, stockholders and the public; (d) directing and managing the day-to-day operations and affairs of the Company; (e) performing the duties and responsibilities customarily expected to be performed by the chief executive officer of a publicly reporting business entity; and (f) performing such other duties and functions as are reasonably required and/or as may be reasonably prescribed by the Board from time to time.  During the Term, the Company agrees to nominate Executive for election to the Board at each annual meeting of the stockholders of the Company called for the purpose of electing directors of the Company.

3.           Compensation; Benefits. During the Term, Executive shall receive an annual base salary of not less than $225,000 on or before December 31, 2004, not less than $236,250 on or after January 1, 2005, not less than $330,750 on or after January 1, 2008 and not less than $396,900 on or after February 16, 2011, payable in equal semi-monthly installments (the “Base Salary”). In addition to the Base Salary, during the Term, Executive shall be eligible to receive performance bonuses payable between January 1st and April 13th of each year, with the performance criteria to be established by the Compensation Committee of the Board (the “Compensation Committee”) in discussions with Executive (each a “Bonus”). The performance criteria for the Bonus shall be established and delivered in writing to Executive no later than the first business day of the applicable calendar year.  At least annually, but no later than March 1st of each year, the Compensation Committee shall review the Base Salary, Bonus and other compensation of Executive based upon performance and other factors deemed appropriate by the Compensation Committee and make such increases, supplemental bonus payments, or other incentive awards as it deems fit.   Notwithstanding the foregoing, in no event will the Base Salary ever be reduced.  In addition to the Base Salary, any Bonus and other compensation described in this Section 3, Executive shall be entitled to receive any benefits and fringes (whether subsidized in part, or paid for in full by the Company) including, but not limited to, medical, dental, life and disability insurance, and 401(k) Savings and Retirement Plan which the Company now or in the future pays or subsidizes for any of its professional/technical or management employees, or employees in the same class as Executive.  Executive shall be entitled to vacation in accordance with the Company’s vacation policy as such is in effect from time to time.

4.           Termination.

(a)           Death. The Term and Executive’s employment hereunder shall terminate upon Executive’s death.

(b)           Disability. In the event Executive incurs a Disability for a continuous period exceeding 12 weeks, the Company may, at its election, terminate the Term and Executive’s employment by giving Executive a notice of termination as provided in Section 4(e). The term “Disability” as used in this Agreement shall mean the inability of Executive to substantially perform his duties under this Agreement, as a result of a physical or mental illness or personal injury he has incurred, as determined by an independent physician selected with the approval of the Company and Executive.

(c)           Cause. The Company may terminate this Agreement and the Term and discharge Executive for Cause by giving Executive a notice of termination as provided in Section 4(e). “Cause” shall mean:

(i)           Executive’s gross and willful misappropriation or theft of the Company’s or any of its subsidiary’s funds or property;

(ii)          Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving dishonesty or moral turpitude; or

(iii)         Executive’s complete and total abandonment of his duties hereunder for a period of 30 consecutive days (other than for reason of Disability); provided that the Company shall have given notice to Executive of the conduct and circumstances constituting “Cause” under this clause (iii) and Executive shall have failed to correct such conduct or circumstances within 30 days thereafter.

(d)           Good Reason.  Executive may terminate his employment and the Term at any time for Good Reason by giving written notice as provided in Section 4(e), which shall set forth in reasonable detail the facts and circumstances constituting Good Reason.  Notwithstanding the foregoing to the contrary, for the termination of employment to be for Good Reason Executive’s termination of employment must occur within two years following the initial existence of one or more of the Good Reason conditions enumerated below.  “Good Reason” shall mean the occurrence of any of the following during the Term without Executive’s consent and, in the case of clauses (i)(A), (iii), (iv), (vii), (viii) and (ix) of this Section 4(d), without the same being corrected within 30 days after the Company being given notice thereof:

(i)           (A) the Company reduces Executive’s title or materially reduces Executive’s authority, duties or responsibilities under Section 2, (B) Executive is not nominated and elected as a member of the Board at any meeting of the stockholders called for the purpose of electing directors of the Company or (C) Executive is removed as a member of the Board by the action of the Board or the stockholders of the Company (in each case, other than for Cause, death or Disability);

(ii)           the Company requires that Executive report to a corporate officer or employee or any other person or entity instead of reporting directly to the Board;

(iii)          the Company materially reduces Executive’s authority over the budget over which Executive retains authority;

(iv)          the Company fails to timely pay any regular semi-monthly installment of Base Salary to Executive;

(v)           the Company reduces Executive’s Base Salary;

(vi)          the Company materially changes the geographic location of the performance of Executive’s duties;

(vii)         the Company breaches Section 10;

(viii)        the refusal to assume this Agreement by any successor or assign of the Company as provided in Section 11; or

(ix)           any other action or inaction that constitutes a material breach by the Company of this Agreement.

(e)           Notice of Termination. Any termination of this Agreement by the Company (other than for Cause under Section 4(c) or by reason of death) or by Executive shall be communicated in writing to the other party at least 30 days before the date on which such termination is proposed to take effect, and any termination of this Agreement by Executive for Good Reason shall be communicated in writing to the Company within 90 days after Executive first becoming aware of the occurrence of the applicable Good Reason condition or conditions.  Any termination of this Agreement by the Company for Cause under Section 4(c) shall be communicated in writing to Executive and such termination shall be effective immediately upon such notice.  With respect to any termination of this Agreement by the Company for Cause or by Executive for Good Reason, such notice shall set forth in detail the facts and circumstances alleged to provide a basis for such termination.  Notwithstanding the foregoing, (i) if this Agreement is being terminated by Executive for Good Reason, with respect to the matters for which a “cure” period is provided in Section 4(d) above, the Company shall have 30 days during which it may remedy the Good Reason condition or conditions set forth in the notice, and the date of the termination shall not be earlier than the date ending on the 30th day of such “cure” period, or, if sooner, the date the Company notifies Executive in writing that it will not make a correction, and (ii) if this Agreement is being terminated by the Company for Cause in accordance with Section 4(c)(iii) above, Executive shall have 30 days during which he may remedy the Cause condition or conditions set forth in the notice, and the date of the termination shall not be earlier than the date ending on the 30th day of such “cure” period, or, if sooner, the date Executive notifies the Company in writing that he will not make a correction.

5.           Payments Upon Termination.

(a)           Death or Disability. If Executive’s employment shall be terminated by reason of death or Disability:

(i)           the Company shall pay Executive’s estate or Executive the portion of the Base Salary which would have been payable to Executive through the date his employment is terminated; plus, any other amounts earned, accrued or owing as of the date of death or Disability of Executive but not yet paid to Executive under Section 3; and

(ii)          all options granted to Executive under this Agreement or otherwise shall be immediately and fully vested and exercisable; and

(iii)         all restrictions on restricted stock awarded to Executive under this Agreement or otherwise shall be removed and the rights to such stock shall be immediately vested.

Within three years following Executive’s termination of employment by reason of death or Disability, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited; provided, however, that in no event shall the option be exercisable after its original expiration date.  In the event of the death or Disability of Executive, then any payment due under this Section 5(a) shall be made to Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

(b)           Cause and Voluntary Termination. If Executive’s employment shall be terminated for Cause or Executive terminates his employment (other than for Good Reason, death or Disability), then without waiving any rights or remedies by reason thereof:

(i)           the Company shall pay Executive his Base Salary and all amounts actually earned, accrued or owing as of the date of termination but not yet paid to Executive under Section 3 through the date of termination; and

(ii)          Executive shall be entitled to exercise all options granted to him under this Agreement or otherwise to the extent vested and exercisable at the date of termination of Executive’s employment; and

(iii)         except as otherwise provided in this subsection (b) or as set forth in Section 13, the Company shall have no further obligations to Executive under this Agreement.

Within three months following Executive’s termination of employment for Cause or due to voluntary termination other than for Good Reason, death or Disability, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three month period shall be forfeited; provided, however, that in no event shall the option be exercisable after its original expiration date. All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of Executive’s termination of employment shall be forfeited.

(c)           Other Than Cause. If Executive’s employment is terminated by the Company (other than as a result of death, Disability or Cause as specified in Section 4(a), (b) or (c) above) or is terminated by Executive for Good Reason, and such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and applicable guidance issued thereunder (“Section 409A”), Executive shall be entitled to the following:

(i)           a lump sum payment in an amount equal to the product of (A) the Base Salary and Bonus to which Executive was entitled under this Agreement during the immediately preceding twelve month period ending on the date of termination of employment, multiplied by (B) two; provided that if Executive’s termination of employment by the Company or Executive is “in connection with a Change of Control” (as defined in Section 6), such payment shall be equal to the product of (A) the Base Salary and Bonus to which Executive was entitled under this Agreement during the immediately preceding twelve month period ending on the date of termination of employment, multiplied by (B) 2.99;

(ii)          all amounts earned, accrued or owing through the date his employment is terminated but not yet paid to Executive under Section 3;

(iii)         continued participation in the medical and dental insurance plans available to the Company executives in which Executive was participating on the date of termination (or any successor plans) until the earliest of:

(A)           the second anniversary of the date of Executive’s termination of employment, provided that if Executive’s termination of employment by the Company or Executive is in connection with a Change of Control, then Executive shall be entitled to continue to participate in such medical and dental insurance plans until the third anniversary of the date of Executive’s termination of employment;

(B)           the date this Agreement would have expired but for the occurrence of the termination; or

(C)           the date, or dates, Executive receives coverage and benefits under the medical and dental insurance plans of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

provided that if Executive is precluded from continuing his participation in any medical or dental insurance plan as provided in this clause (iii), the Company shall provide him with similar benefits provided under the plan in which he is unable to participate for the period specified in this clause (iii).

(iv)         Executive shall be entitled to exercise all options granted to him to the extent vested and exercisable at the date of termination of Executive’s employment; provided that if Executive’s termination of employment by the Company or Executive is in connection with a Change of Control, then all options granted to Executive shall be immediately and fully vested and exercisable as of the date of termination; and

(v)          if Executive’s termination of employment by the Company or Executive is in connection with a Change of Control, then all restrictions on restricted stock awarded to Executive shall be removed and all rights to such stock vested as of the date of termination.

The payment of the lump sum amount under Section 5(c)(i) shall be made on the 10th day following Executive’s employment termination date; provided that, notwithstanding the foregoing, to the extent any payment under this Section 5(c) is “nonqualified deferred compensation” (within the meaning of Section 409A) and Executive is considered a “specified employee” of the Company (within the meaning of Section 409A), then such payment shall be made on the earlier of Executive’s death or the date that is six months and one (1) day following the date of Executive’s separation from service (within the meaning of Section 409A). Within three years following Executive’s termination of employment by the Company (other than as a result of death, Disability or Cause) or by Executive for Good Reason, Executive or Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise, and all such options not exercised within such three year period shall be forfeited; provided, however, that in no event shall the option be exercisable after its original expiration date.  All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of, or as a result of, Executive’s termination of employment shall be forfeited.  In the event of the death or Disability of Executive, then any payment due under this Section 5(c) shall be made to Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

6.           Change of Control.

(a)           For purposes of this Agreement, a “Change of Control” shall mean:

(i)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty percent (40%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) any acquisition by Executive, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Executive or by any affiliate of Executive or (C) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (ii) of this Section 6(a);

(ii)           the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation sixty percent (60%) or more of the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

(iii)           the (A) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (B) sale or other disposition (in one transaction or a series of related transactions) of more than 40% all of the assets of the Company and its subsidiaries on a consolidated basis, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition;

(iv)           the individuals who, as of October 10, 2011, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided further that in no event shall any such individual be deemed to be a member of the Incumbent Board, whether or not previously or currently a member of the Incumbent Board, if such individual’s assumption of office occurs, directly or indirectly, as a result of either an actual or threatened election contest subject to Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(v)           the Board adopts a resolution to the effect that, for purposes hereof, a Change of Control has occurred.

(b)           For purposes of this Agreement, a termination of employment shall be “in connection with a Change of Control” if (i) such termination shall have occurred upon, or within 24 months following, the consummation of a Change of Control or (ii) it is reasonably demonstrated by Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control and if the Change of Control is consummated.

7.           Registration. The Company has previously caused, or shall cause, the shares of Common Stock of the Company subject to all options to purchase Common Stock of the Company granted for compensatory reasons to Executive (the “Option Shares”) to be covered by an effective registration statement on Form S-8 (or any successor form) no later than 60 days following written request of Executive.  The Company shall use reasonable efforts to cause all such Option Shares to be listed or included on each national securities exchange, if any, on which the other outstanding shares of Common Stock of the Company are then listed. The Company will pay all of the filing fees, listing fees and other registration expenses associated with the registration of the Option Shares.

8.           Gross-ups.

(a)           Notwithstanding any other provision in this Agreement to the contrary, and except as set forth below, in the event it shall be determined under the provisions of this Section 8 hereof that any payment or distribution by the Company, or by any successor or affiliate of the Company (the “Payor”), to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation any other Agreement, arrangement or agreement with such Payor, and including a determination (i) with regard to the value of any accelerated vesting of options or stock awards or other forms of compensation, if such vesting occurs in connection with a Change of Control; but (ii) without regard to any additional payments required or calculated under this Section 8) (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision of the Code), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax and any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) (which is itself payable subject to applicable tax withholdings). This Gross-Up Payment shall be equal to an amount such that Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments after paying all applicable federal, state and local income taxes, FICA and social security taxes owed with respect to such payment. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon Executive’s termination of employment in connection with a Change of Control. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of Executive’s place of employment at the time of the Change of Control or in the state and locality of Executive’s residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

(b)           Notwithstanding the foregoing provisions of this Section 8, if it shall be determined that Executive is entitled to a Gross-up Payment, but that the Payments are less than $10,000 more than the greatest amount (the “Reduced Amount”) that could be paid to Executive such that the receipt of the Payment would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive, and the Payment, in the aggregate, shall be reduced to the Reduced Amount, minus $100. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments under Section 5(c) hereof, but in any event shall be made in such a manner as to maximize the value of all Payments actually made to Executive. Such reduction of the amounts payable hereunder shall be made in the following order: first by reducing or eliminating the portion of the Payments that is payable in cash, including by reducing or eliminating payments under Section 5(c)(i), second by reducing or eliminating the portion of the Payments that is not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing or eliminating Q/A-24(c) Payments (including by reducing or eliminating the acceleration of any equity awards).  In the event that any Q/A-24(c) Payment is to be reduced, such Q/A-24(c) Payment shall be reduced or cancelled in the reverse order of the date of grant of the awards.  For purposes of reducing the Payments to the Reduced Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. If the reduction of amounts payable under this Agreement would not result in the payment of the Reduced Amount, no amounts payable under this Agreement shall be reduced.

(c)           The Company shall provide written notice to Executive with respect to each Payment promptly after it occurs, setting forth the nature of such Payment. Subject to the provisions of this Section 8, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a law firm or public accounting firm selected among those regularly consulted by the Company during the twelve-month period immediately prior to the Change of Control regarding federal income tax matters (the “Firm”). Within 15 days after the Firm has been notified by Executive or the Company that a Payment has occurred, such Firm shall provide reasonably detailed supporting calculations with respect to such Payment both to the Company and Executive. All fees and expenses of the Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Executive within 30 days of the receipt of the Firm’s determination. Any determination by the Firm shall be binding upon the Company and Executive.  Notwithstanding anything in this Section 8 to the contrary, to the extent any payment under this Section 8 is “nonqualified deferred compensation” (within the meaning of Section 409A) and Executive is considered a “specified employee” of the Company (within the meaning of Section 409A), then such payment shall be made on the earlier of Executive’s death or the date that is six months and one day following the date of Executive’s separation from service (within the meaning of Section 409A).  Any payments made pursuant to this Section 8 shall be made in accordance with Treas. Reg. Section 1.409A-3(i)(1)(v).

9.           Indemnification.

(a)           The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that Executive is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company).

(b)           Notwithstanding anything in the Company’s Articles of Incorporation, the by-laws or this Agreement to the contrary, if so requested by Executive, the Company shall advance any and all Expenses (as defined below) to Executive (“Expense Advance”), within 15 days following the date of such request and the receipt of a written undertaking by or on behalf of Executive to repay such Expense Advance if a judgment or other final adjudication adverse to Executive (as to which all rights of appeal therefrom have been exhausted or lapsed) establishes that Executive, with respect to such Claim (as defined below), is not eligible for indemnification. “Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any indemnifiable event. A “Claim” shall include any threatened, pending or completed action, suit or proceeding and any appeal thereof, whether civil, criminal, administrative or investigative or other, including without limitation, an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether predicated on foreign, federal, state or local law and whether formal or informal.

10.           Insurance. The Company represents and warrants that (a) Executive shall be and continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the corporation for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and (b) the Company will use its best efforts to maintain such insurance, in an amount not less than $5,000,000, in effect throughout the Term.

11.           Binding Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Executive and the Company and their respective heirs, legal representatives and permitted successors and assigns. If the Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Executive, his beneficiaries or estate, shall be paid and that this Agreement shall be assumed.

12.           Dispute Resolution. Any controversy or claim arising with regard to this Agreement shall be settled by expedited arbitration in accordance with the provisions of the Texas Arbitration Act. The controversy or claim shall be submitted to an arbitrator appointed by the presiding judge of the Harris County, Texas Judicial District Court. The decision of the arbitrator shall be final and binding upon the parties hereto and shall be delivered in writing signed by the arbitrator to each of the parties hereto. Any appeal arising out of the ruling of any arbitrator shall be determined in a court of competent jurisdiction in Houston, Texas, or the federal court for Houston, Texas, and each party waives any claim to have the matter heard in any other local, state, or federal jurisdiction. The prevailing party in the arbitration proceeding or in any appeal shall be entitled to recover attorney’s fees, court costs and all related costs from the non-prevailing party. If the controversy or claim arises with regard to any severance or separation payment required under Section 5 of this Agreement and the arbitrator rules in favor of Executive with respect thereto, then:

(a)           any award or sums due and owing to Executive under the terms of this Agreement shall be increased by an amount equal to the product of one month of Executive’s Base Salary in effect immediately prior to the termination of this Agreement, multiplied by (i) if such award or sums is payable under Section 5(c), then the number of 30-day periods or part thereof that has elapsed after the date ending six months after the date of Executive’s termination or separation or (ii) otherwise, the number of 30-day periods or part thereof that has elapsed after the date of Executive’s termination;

(b)           if the Company fails to comply with any such ruling of the arbitrator, or if the Company unsuccessfully appeals any such ruling of the arbitrator, then any award or sums due and owing to Executive under the terms of this Agreement shall be increased by an amount equal to the product of one month of Executive’s Base Salary in effect immediately prior to the termination of this Agreement, multiplied by the number of 30-day periods or part thereof that has elapsed after the date of the arbitrator’s initial decision or determination; and

(c)           If the arbitrator in such initial arbitration proceeding, or any court in any appeal thereof determines that the Company acted in bad faith, or frivolously, in claiming “Cause” as its reason for termination of this Agreement, or in failing to offer to Executive the severance or separation payment pursuant to Section 5 of this Agreement, then Executive shall be entitled to receive and the Company shall be ordered to pay to Executive as a penalty an amount equal to $100,000.00 in addition to the payments required under Section 5 of this Agreement and any other amounts due under this Agreement.

(d)           Any disputes subject to this Section 12 that relate to compensation that is considered deferred compensation within the meaning of Section 409A of the Code shall be initiated, and payments of such deferred compensation shall be made, in accordance with Treas. Reg. Section 1.409A-3(g).

13.           Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement. Without limiting the foregoing, Sections 5, 8 and 9 and Sections 11 through 22 shall expressly survive the termination of this Agreement.

14.           Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 14 shall preclude (a) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (b) the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

15.           Amendments to this Agreement. Except for increases in the Base Salary, Bonus and other compensation made as provided in Section 3, this Agreement may not be modified or amended except by an instrument in writing signed by Executive and the Company. No increase in the Base Salary, Bonus or other compensation made as provided in Section 3 will operate as a cancellation or termination of this Agreement.

16.           Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

17.           Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the fullest extent consistent with law, continue in full force and effect. In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

18.           Notices. Any notice, request, or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed duly given when received by the party to whom it shall be given or three days after being mailed by certified, registered, or express mail, postage prepaid, addressed as follows:

If to the Company:

Far East Energy Corporation
363 North Sam Houston Parkway East
Suite 380
Houston, Texas 77060
Attention:	Chairman of Compensation Committee and
Corporate Secretary

If to Executive:

Michael R. McElwrath
7 Stargazer Place
The Woodlands, Texas 77381

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.           Headings. The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.           Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies arising therefrom or related thereto, shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

21.           Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

22.           Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original Agreement.

23.           Amendment and Restatement. This Agreement constitutes an amendment, modification and restatement of the Prior Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in this Agreement. In the event of any conflict between the terms and conditions of this Agreement, on the one hand, and the terms and conditions of any option agreement, restricted stock or other equity award agreement with Executive or any equity plan of the Company, on the other hand, with respect to the exercise of any option, restricted stock or other equity award granted or awarded by the Company to Executive, the effect of a Change of Control or the vesting of such options, restricted stock or other equity award upon or following a Change of Control, the terms and conditions of this Agreement shall control.

25.           Compliance with Section 409A.  It is the intent of this Agreement that no payment to Executive shall result in “nonqualified deferred compensation” within the meaning of Section 409A.  However, if all or a portion of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A.  The Company shall be entitled to take reasonable steps to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Section 409A, in each case, without the consent of Executive.  Notwithstanding the foregoing, the Company does not make any representation that the benefits provided under this Agreement will be exempt from Section 409A and makes no undertakings to preclude Section 409A from applying to the benefits provided under this Agreement.  In addition, a delay of payment shall not, in and of itself, constitute a violation of the deferral or distribution requirements of Section 409A or a breach of this Agreement if, based on the Company’s reasonable understanding, such payment would limit the ability of the Company to take a deduction under Section 162(m) of the Code; provided that payment shall be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited by application of Section 162(m) of the Code or by the end of the calendar year in which Executive terminates employment.

For purposes of applying the provisions of Section 409A, each separately identified amount to which Executive is entitled shall be treated as a separate payment.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement may not be accelerated except as otherwise permitted under Section 409A.  Furthermore, if any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of the Company.

Payment or reimbursement of expenses incurred by Executive pursuant to this Agreement shall be made promptly and in no event later than the earlier of: (i) December 31st of the year following the year in which such expenses were incurred or (ii) 15 days following the date on which Executive submits such amount to the Company for payment, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code.  Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and Executive has placed his signature hereon, effective as of the first date above.

COMPANY: FAR EAST ENERGY CORPORATION

By:	/s/ Bruce N. Huff
Bruce N. Huff
Chief Financial Officer

EXECUTIVE:

/s/ Michael R. McElwrath
Michael R. McElwrath